Exhibit 99.1

SenesTech Announces Second Quarter 2023 Financial Results

July 2023 Sales Increased 126% as New Initiatives Take Hold

Expanded Product Offerings Expected to Drive Future Growth

PHOENIX, Ariz., August 10, 2023. SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), (www.senestech.com) the rodent fertility control experts and inventors of the only EPA-registered contraceptive for male and female rats, ContraPest®, today announced financial results for the second quarter of 2023 for the period ended June 30, 2023.

“We successfully executed against a number of key strategic imperatives to drive long-term growth in ContraPest, resulting in continued growth in revenues during the second quarter,” commented Joel Fruendt, SenesTech’s President and Chief Executive Officer. “Growth has since accelerated into the third quarter, with July 2023 sales growing 126% compared to the year ago period, as the initiatives we have undertaken to drive sales, improve our product quality, and expand product options have shown success.”

Sales growth during the second quarter was led by significant increases in the government vertical driven by deployments in California and New England, as well as continued traction within zoos and animal sanctuaries. In the agribusiness vertical, the Company initiated shipments to major companies in grain and poultry as rodent population control becomes an increasingly important focus for pest management professionals where the risk of exposure to rodenticides is critical.

The Company continues to innovate its product offerings to provide customers with choices that fit their demands. In July 2023, the Isolate Bait System was launched as a more efficient and easier-to-use bait system, which integrates both the tank and tray as a single unit.

“Isolate should further accelerate the adoption of ContraPest by professionals and do-it-yourselfers,” said Mr. Fruendt.

SenesTech is also in the final stages of releasing a soft bait formulation, which provides the unique attributes of proven fertility control in an industry-familiar format demanded by ‘big box’ retailers, key e-commerce channels, and leading industry pest management professionals.

“When we introduced ContraPest, we needed to convince the pest control market of two things: the value of fertility control, and the applicability of a liquid bait into their procedures. At this point, there is growing acceptance of fertility control as part of integrated pest management, but there is still resistance from some pest management companies to alter their established practices of utilizing non-liquid products. Therefore, we are introducing a soft bait fertility control product with equivalent efficacy but more in line with their current application methods. We believe that this will greatly accelerate the penetration of fertility control into pest management,” said Mr. Fruendt. “This also provides a format that readily fits the requirements for consumer use through ‘big box’ retailers.”

Significant progress was made during the quarter to enhance operational efficiencies, resulting in the lowering of the Company’s cash flow breakeven point. Revenues continued to grow while there was a $500,000 decrease in SG&A following the successful reconfiguration of its e-commerce solution to improve the return on various marketing investments. The various improvements led to an improvement in its net loss by $576,000 and in its Adjusted EBITDA loss by $599,000 compared to the year-ago period.

“With continued revenue growth, new product introductions, expanded sales and distribution agreements, and a keen focus on operational improvements to drive the business towards profitability, I believe we made good progress over the past quarter. With 126% sales growth during the month of July 2023, I believe we are well positioned for a strong second half of the year,” Fruendt concluded.

Q2 2023 Highlights

•Revenue during Q2 2023 was $305,000 compared to $277,000 in Q2 2022.

•Gross profit during Q2 2023 was $142,000, for a gross profit margin of 46%, compared to $136,000, or a gross profit margin of 49%, in Q2 2022. Gross profit margins excluding one-time write downs were 51% for Q2 2023.

•Net loss during Q2 2023 was $2.0 million, compared with a net loss of $2.6 million for Q2 2022.

•Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for Q2 2023 was $1.7 million compared to $2.3 million in Q2 2022.

•Cash at the end of June 2023 was $2.2 million.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: Thursday, August 10, 2023, at 5:00 pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, replay access code 8370307. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 90 days or
https://app.webinar.net/Dzmo6LojBkP.

About SenesTech

We are “The Pest Control Difference” for the 21st century. We are rodent fertility control specialists fueled by our passion to create a healthy environment by virtually eliminating rodent pest populations. We keep an inescapable truth in mind. Two rats and their descendants can be responsible for the birth of up to 15,000 pups after a year. We invented ContraPest, the only U.S. EPA-registered contraceptive for male and female rats. ContraPest fits seamlessly into all integrated pest management programs, significantly improving the overall goal of effective rat management. We strive for clean cities, efficient businesses and happy households – with a product designed to be effective and sustainable without killing rats. At SenesTech, we don’t just eliminate rats. We make a better world.

For more information visit https://senestech.com/ and https://contrapeststore.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our expectation that expanded product offering will drive future growth; our belief that we successfully executed against a number of key strategic imperatives to drive long-term growth in ContraPest; our belief that the initiatives we have undertaken to drive sales, improve our product quality, and expand product options have shown success; our belief that rodent population control becomes an increasingly important focus for pest management professionals where the risk of exposure to rodenticides is critical; our belief that we continue to innovate our product offerings to provide customers with choices that fit their demands; our belief that the Isolate Bait System is more efficient and easier-to-use; our belief that Isolate should further accelerate the adoption of ContraPest by professionals and do-it-yourselfers; our belief that we are in the final stages of releasing a soft bait formulation, which provides the unique attributes of proven fertility control in an industry-familiar format demanded by ‘big box’ retailers, key e-commerce channels, and leading industry pest management professionals; our belief that there is growing acceptance of fertility control as part of integrated pest management, but there is still resistance from some pest management companies to alter their established practices of utilizing non-liquid applications; our belief that introducing a soft bait fertility control product with equivalent efficacy but more in line with pest management companies’ current methods will greatly accelerate the penetration of fertility control into pest management; our belief that this also provides a format that readily fits the requirements for consumer use through ‘big box’ retailers; and our belief that with 126% sales growth during the month of July 2023, we are well positioned for a strong second half of the year. Forward-looking statements may describe future expectations, plans, results, or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the successful commercialization of our products; market acceptance of our products; our financial performance, including our ability to fund operations; our ability to maintain compliance with Nasdaq’s continued listing requirements; and regulatory approval and regulation of our products and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Lytham Partners, LLC, 602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., 928-779-4143

SENESTECH, INC.
BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$2,196	$4,775
Accounts receivable, net	44	113
Prepaid expenses	330	378
Inventory, net	765	853
Total current assets	3,335	6,119
Right to use assets, operating leases	261	347
Property and equipment, net	245	294
Other noncurrent assets	22	22
Total assets	$3,863	$6,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$120	$540
Accrued expenses	621	560
Current portion of operating lease liability	188	180
Deferred revenue	24	44
Total current liabilities	953	1,324
Operating lease liability, less current portion	83	179
Total liabilities	1,036	1,503
Stockholders’ equity:
Common stock	3	1
Additional paid-in capital	129,057	127,481
Accumulated deficit	(126,233)	(122,203)
Total stockholders’ equity	2,827	5,279
Total liabilities and stockholders’ equity	$3,863	$6,782

SENESTECH, INC.
STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues, net	$305	$277	$538	$472
Cost of sales	163	141	304	246
Gross profit	142	136	234	226
Operating expenses:
Research and development	381	431	768	947
Selling, general and administrative	1,761	2,277	3,511	4,184
Total operating expenses	2,142	2,708	4,279	5,131
Loss from operations	(2,000)	(2,572)	(4,045)	(4,905)
Other income, net	7	3	15	4
Net loss	$(1,993)	$(2,569)	$(4,030)	$(4,901)
Weighted average shares outstanding — basic and diluted	2,860,874	610,635	2,208,162	610,543
Loss per share — basic and diluted	$(0.70)	$(4.21)	$(1.83)	$(8.03)

SENESTECH, INC.
Itemized Reconciliation Between Net Loss and Adjusted EBITDA (non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss (as reported, GAAP)	$(1,993)	$(2,569)	$(4,030)	$(4,901)
Non-GAAP adjustments:
Interest income, net	(7)	(1)	(15)	(2)
Stock-based compensation expense	170	248	336	430
Reserve for future severance payments	119	—	119	—
Depreciation expense	33	47	69	113
Gain on sale of assets	—	(2)	—	(2)
Total non-GAAP adjustments	315	292	509	539
Adjusted EBITDA loss (non-GAAP)	$(1,678)	$(2,277)	$(3,521)	$(4,362)